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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Burlington Northern Santa Fe Corporation on Form S-8 (File Nos. 33-62823, 33-62825, 33-62827, 33-62829, 33-62831, 33-62833, 33-62835, 33-62837, 33-62839, 33-
62841, 33-62943, 33-63247, 33-63249, 33-63253, 33-63255, 333-03275, 333-03277,
333-19241), and Form S-3 (File Nos. 333-25627, 333-32879 and 333-48227) of our
report dated February 15, 1996, except as to the information presented in Note 8 for which the date is February 6, 1998, on our audit of the consolidated financial statements and financial statement schedule of Burlington Northern Santa Fe Corporation for the year ended December 31, 1995, which report is included in this Annual Report on Form 10-K.

/s/ COOPERS & LYBRAND L.L.P.

COOPERS & LYBRAND L.L.P.


Fort Worth, Texas
March 31, 1998